Exhibit 99.1

Southern National Bancorp of Virginia completes acquisition of 1st Service Bank of McLean, Virginia

For Immediate Release

Monday, December 4th, 2006

Contact: Rod Porter, 202-464-1130 Ext. 2406	Bill Lagos, 202-464-1130 ext. 2407
Southern National Bancorp	Southern National Bancorp

Charlottesville, Virginia; McLean, Virginia: December 4th, 2006.

Charlottesville, Virginia based Southern National Bancorp of Virginia said December 4th that it completed the acquisition of McLean based 1st Service Bank as of the close of business December 1st. The three former branches of 1st Service opened on the morning of December 4th as branches of Southern National Bancorp’s wholly owned subsidiary, Sonabank N.A.

The transaction was announced July 11, 2006.

The company said that as a result of the merger, 1st Service Bank shareholders will receive $5.26 in cash and .76092 of a share of Southern National Bancorp stock for each share of 1st Service Bank stock they own. Southern National Bancorp is traded on the NASDAQ Capital Market under the symbol SONA.

The combination of Sonabank N.A. and 1st Service Bank will result in an institution with approximately $270 Million in total assets, and an in-house legal lending limit of over $6 million. Sonabank and 1st Service’s staff have extensive lending and depository relationships in Northern Virginia, and the new institution will capitalize on those relationships. Sonabank and 1st Service Bank make an exceptional fit, with similar target markets of small and medium sized businesses. Georgia Derrico, CEO of Sonabank, commented that “1st Service has a culture similar to Sonabank’s. It emphasizes relationship banking, personal service and flexibility. We couldn’t be more excited about this acquisition.”

About Southern National Bancorp of Virginia, Inc.

Southern National Bancorp is the holding company for Sonabank, N.A., a national banking association. Sonabank opened on April 14, 2005. Sonabank is headquartered in its Charlottesville, Virginia branch, at 1770 Timberwood Drive in the Forest Lakes shopping center. Its second branch office is located at 511 Main Street, Clifton Forge, Virginia. Sonabank also has a Loan Production Office at 230 Court Square in Charlottesville. Sonabank’s Administrative Offices are located at 550 Broadview Avenue in Warrenton, Virginia, where Sonabank expects to open a branch in the first quarter of 2007.

Forward-Looking Statements

This press release contains forward-looking statements that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including customary closing conditions to the offering described herein and the other factors identified in the prospectus of Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.